Exhibit (g)(7)

June 6, 2000

Citibank, N.A.
111 Wall Street, 20th Floor, Zone 3
New York, New York 10043

Attn: Donald Colombo

Re: Addendum to the Fee Schedule to the Custodian Agreement, dated as of August 1, 1994, between Citibank, N.A. and each of the Investment Companies listed on Appendix "A" attached thereto

Ladies and Gentlemen:

Pursuant to Article VI of the Custodian Agreement (the "Custodian Agreement"), dated as of August 1, 1994, between Citibank, NA. (the "Custodian") and each of the Investment Companies listed on Appendix "A" attached thereto, as the same may be amended from time to time (each a "Fund" and collectively the "Funds"), on behalf of each of their respective series portfolios listed on such Appendix "A" (each a "Portfolio" and collectively, the "Portfolios"), and to Section 1 of the Letter Agreement dated as of May 1, 1998 (the "Letter Agreement") setting forth the fee schedule to the Custodian Agreement, the parties to the Custodian Agreement hereby agree to amend the Letter Agreement by replacing in its entirety Paragraph 3 of the Letter Agreement with the following revised Paragraph 3.

3. The Funds shall provide to the Custodian on a monthly basis the asset levels required by the Custodian to calculate the asset portion of the custodian fees payable under the Fee Schedule. Such determinations shall be based on the average monthly assets of each Portfolio -- assets shall include all assets held by the Custodian (excluding the average monthly FICASH/FITERM and Central Fund positions). The Custodian will provide as soon as practicable after receiving the asset level numbers, a bill for each Portfolio, including such reasonable detail in support of each bill as may be reasonably requested by the Funds.

This letter shall be governed and construed in accordance with the terms and provisions of the Custodian Agreement.

If you are in agreement with the foregoing, please countersign this letter and return it to the undersigned.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Each of the Investment Companies Listed on
Appendix "A" to the Custodian Agreement, on
Behalf of Each of Their Respective Portfolios

By: /s/Robert A. Dwight
Name: Robert A. Dwight
Title: Treasurer

Agreed and Accepted as of the Date Hereof:

Citibank, N.A.

By:	/s/Christopher J. Soltis
Name: Christopher J. Soltis
Title: Vice President